UNITED STATES

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SCHEDULE 14A

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EASTERN VIRGINIA BANKSHARES, INC.

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Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
December 8, 2008	Fax: 804/445-1047

For Immediate Release

Eastern Virginia Bankshares Receives Preliminary Approval for $24 million under Treasury Capital Purchase Program Tappahannock, VA.— Eastern Virginia Bankshares (NASDAQ:EVBS) announces it received notice that on December 2, 2008 it has received preliminary approval to participate in the United States Treasury Department’s Capital Purchase Program, known as CPP and also commonly referred to as TARP, Troubled Assets Relief Program. If Eastern Virginia Bankshares participates in the Program in the maximum amount approved by the Treasury, we would receive approximately $24 million in additional capital. The Treasury would receive shares of Eastern Virginia Bankshares preferred stock which will pay a 5% dividend for the first five years after issuance and 9% annually thereafter if they are not redeemed. The Treasury will also receive a ten-year warrant entitling it to purchase shares of Eastern Virginia Bankshares common stock in an amount equal to 15% of its investment in our preferred stock. At the maximum level, our total Tier 1 capital would increase from $85.9 million to $109.9 million, and our total capital would increase from $94.4 million to $118.4 million. If we had issued the maximum amount of preferred stock to the Treasury as of September 30, 2008, our Tier 1 and total capital ratios would have been approximately 13.5% and 14.5%, respectively, which are well above the well-capitalized regulatory minimums of 6% and 10%, respectively.

Eastern Virginia Bankshares is not currently authorized to issue preferred shares under its Articles of Incorporation. Therefore, the preliminary approval is subject to shareholders adopting an amendment to restate its Articles of Incorporation. A special stockholders meeting will be held on December 29, 2008 for this purpose.

Eastern Virginia Bankshares continues to be well capitalized and is pleased that as a result of its strength, it qualified for the Treasury’s voluntary Capital Purchase Program. The company applauds the U.S. Treasury for taking action to restore confidence in the financial markets and national economy and increasing liquidity in the economy by investing in strong financial institutions. The board and management support participation in the TARP program, as it serves our customers, communities, and shareholders in a variety of ways. It provides access to low-cost capital, enables the company’s banking subsidiary to respond to the lending community, and answers the call from our government to make a commitment to join forces with other strong financial institutions to jump start our economy. As economists forecast a challenging economy in the upcoming months, we believe that our communities’ lending needs can be met and that our entire franchise is well served by opting into the TARP program.

In conjunction with TARP, Eastern Virginia Bankshares is also participating in the Temporary Liquidity Guarantee Program administered under the Federal Deposit Insurance Corporation. Under this program, Eastern Virginia Bankshares’ banking subsidiary provides full coverage of non-interest bearing deposit transaction accounts, regardless of dollar amount.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

FORWARD LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;
•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
•	an insufficient allowance for loan losses as a result of inaccurate assumptions;
•	the loss of any of our key employees;
•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;
•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
•	our ability to assess and manage our asset quality;
•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
•	our ability to maintain internal control over financial reporting;
•	our ability to raise capital as needed by our business;
•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and
•	other circumstances, many of which are beyond our control.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.